Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Churchill Tax-Free Fund of Kentucky (the "Fund") was held on April 28, 2000. The holders of shares representing 98% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes for each matter are presented below).

1. To elect Trustees.

Number of  Votes:

		Trustee				For		Withheld

		Lacy B. Herrmann			145,342,214		2,107,155
		Thomas A. Christopher		145,484,939		1,964,431
		Douglas Dean			145,506,391		1,942,978
		Diana P. Herrmann			145,198,647		2,250,722
		Carroll F. Knicely		144,880,933		2,568,436
		Theodore T. Mason			145,411,262		2,038,108
		Anne J. Mills			145,299,779		2,149,590
		Willliam J. Nightingale		145,358,416		2,090,953
		James R. Ramsey			145,039,349		2,410,020

2. To ratify the selection of KPMG LLP as the Fund's independent auditors.

Number of  Votes:

		For				Against		Abstain

		143,531,770			482,412		3,435,186